Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

IN8bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2020 Equity Incentive Plan (options) (Common stock, $0.0001 par value per share)	Rule 457(h)	487,383(2)	$1.24(5)	$604,383.43	.00011020	$66.60

Equity	Amended and Restated 2023 Equity Incentive Plan Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	6,865,874(3)	$1.17(6)	$8,033,072.58	.00011020	$885.24

Equity	Amended and Restated 2023 Equity Incentive Plan (options) (Common stock, $0.0001 par value per share)	Rule 457(h)	1,274,000(4)	$0.88(5)	$1,125,678.39	.00011020	$124.05

Total Offering Amounts					$9,969,110.62		$1,075.90

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,075.90

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of IN8bio, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents shares of the Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2020 Equity Incentive Plan (the “2020 Plan”). To the extent that any such stock options expire or are terminated prior to exercise, the shares of Common Stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Common Stock under the Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”).

(3)

Represents 6,865,874 shares of common stock reserved for issuance under the Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2023 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (a) 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Represents shares of the Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2023 Plan. To the extent that any stock options outstanding under the Registrant’s 2020 Plan expire or are terminated prior to exercise or vesting, the shares Common Stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Common Stock under the 2023 Plan.

(5)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(6)

Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on August 16, 2023.